Exhibit 99.1

For Immediate Release:
Contact: Peerless Systems Corporation Timothy E. Brog Chief Executive Officer 203-350-0040

Peerless Systems Announces Results for the Quarter ended July 31, 2011

Stamford, Connecticut Sept 14, 2011 — Peerless Systems Corporation (Nasdaq: PRLS) today reported financial results for the second fiscal quarter ended July 31, 2011.

Second Quarter Results

Revenues were $0.4 million for the three months ended July 31, 2011, compared to $0.7 million for the three months ended July 31, 2010.  Peerless experienced a decrease in licensing revenues during the three months ended July 31, 2011 from the three months ended July 31, 2010, due to both the declining use of Peerless’ technology and the earthquakes and related catastrophes in March 2011 in Japan, which have reportedly disrupted aspects of our customers’ businesses.

Gross margins were 103.4% and 61.4% for the three months ended July 31, 2011 and July 31, 2010, respectively.  We had adjustments to the estimated cost of revenue, due to the over accrual of estimated costs in prior periods, resulting in a credit to the cost of revenue for the three months ended July 31, 2011.

Peerless’ net income for the three months ended July 31, 2011 was $(0.1) million, or $(0.04) per basic and diluted share, compared to a net income of $(0.1) million, or $(0.01) per basic and diluted share, for the three months ended July 31, 2010.   Peerless had 3.2 million and 16.0 million weighted average shares of common stock outstanding as of July 31, 2011 and July 31, 2010, respectively.  The reduction in the number of shares outstanding was due to our approximately 13.2 million share self-tender completed in November 2010.

Timothy E. Brog, Chairman and Chief Executive Officer of Peerless, said, "We continue to manage our existing customer relationships to maximize the profitability of our software licensing business.  We are hopeful that any business lost due to the earthquake and related disasters in Japan will return by the end of our fiscal year.”

Mr. Brog added, “We continue to focus on creating value for our stockholders through potentially establishing a new venture or acquiring an existing business, as well as through other investment opportunities.”

About Peerless Systems Corporation

Founded in 1982, Peerless historically licensed imaging and networking technologies to the digital document markets.  Effective April 30, 2008, Peerless sold its imaging and networking technologies and certain other assets to Kyocera-Mita Corporation.  Peerless retains certain rights to continue licensing these technologies to customers in the digital document markets.  Peerless is seeking to maximize the value of its licensing business and is exploring various alternatives to enhance stockholder value, potentially through establishing a new venture or acquiring an existing business, as well as through other investment opportunities.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act Of 1995

Some statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially there from.  These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions.  These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements.  Such statements include, but are not limited to, the Company’s ability to maximize the value of its licensing business or to enhance stockholder value, potentially through establishing a new venture or acquiring an existing business, or through other investment opportunities.  Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2011 Annual Report on Form 10-K filed with the SEC on May 2, 2011.  The Company intends that the forward-looking statements included herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements.  The Company disclaims any obligation to update forward-looking statements.

PEERLESS SYSTEMS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In thousands except per share amounts)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2011	2010	2011	2010
Revenues	$358	$759	$2,116	$1,675
Cost of revenues	(12)	293	578	452
Gross margin	370	466	1,538	1,223
Operating expenses	613	736	1,284	1,832
Other income, net	4	48	117	5,949
Income (loss) before income taxes	(239)	(222)	371	5,340
Provision (benefit) for income taxes	(101)	(91)	159	2,124
Net income (loss)	$(138)	$(131)	$212	$3,216
Basic earnings per share	$(0.04)	$(0.01)	$0.07	$0.20
Diluted earnings per share	$(0.04)	$(0.01)	$0.06	$0.20
Weighted average common shares - outstanding — basic	3,216	15,989	3,153	15,982
Weighted average common shares - outstanding — diluted	3,216	15,989	3,341	16,255

PEERLESS SYSTEMS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	July 31,	January 31,
	2011	2011

ASSETS
Current assets:
Cash and cash equivalents	$13,398	$12,384
Marketable securities	367	-
Trade accounts receivable, net	423	1,845
Income tax receivable	160	204
Deferred tax asset	35	35
Prepaid expenses and other current assets	78	61
Total current assets	14,461	14,529
Property and equipment, net	-	21
Other assets	4	10
Total assets	$14,465	$14,560

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accrued wages and compensated absenses	$59	$108
Accrued product licensing costs	265	682
Other current liabilities	251	371
Total current liabilities	575	1,161
Other liabilities
Tax liabilities	1,621	1,599
Total liabilities	2,196	2,760
Stockholders’ equity:
Common stock, $.001 par value	5	6
Additional paid-in capital	14,130	13,754
Retained earnings	3,706	3,494
Accumulated other comprehensive income	(22)	96
Treasury stock, 2,737 at July 31, 2011 and January 31, 2011	(5,550)	(5,550)
Total stockholders’ equity	12,269	11,800
Total liabilities and stockholders’ equity	$14,465	$14,560

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